Exhibit 99.1

UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

OF DENDREON CORPORATION AND CORVAS INTERNATIONAL, INC.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 is based on the historical financial statements of Dendreon and Corvas after giving effect to the combination using the purchase method of accounting on a pro forma basis and applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations. We adjusted Corvas’ presentation format to that of Dendreon. The unaudited pro forma condensed combined statement of operations does not represent what Dendreon’s financial results of operations would actually have been if the combination had in fact occurred on January 1, 2003 nor does it project Dendreon’s results of operations as of any future date.

For pro forma purposes we combined Dendreon’s statement of operations for the year ended December 31, 2003 with Corvas’ statement of operations for the period from January 1, 2003 to July 30, 2003 (the date of the closing of the acquisition) as if the proposed combination had occurred on January 1, 2003.

We conducted a valuation to determine the fair value of net assets acquired. This valuation was used to determine the fair value reflected in the unaudited pro forma condensed combined statement of operations. Under the purchase method of accounting, we allocated the total purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial statements, to the net tangible assets acquired in connection with the combination, based on their fair value. Approximately $2.8 million of the purchase price was allocated to acquired in-process research and development (IPR&D) related to the Corvas rNAPc2 cardiovascular product candidate that, at the acquisition date, had not reached technological feasibility and had no alternative future use. Accordingly, the $2.8 million of IPR&D was immediately expensed in the consolidated statement of operations for the year ending December 31, 2003. We have excluded the $2.8 million IPR&D charge from the proforma condensed combined statement of operations due to its non-recurring nature.

We encourage you to read this unaudited pro forma condensed combined statement of operations and accompanying notes in conjunction with the historical financial statements and the related notes thereto of Dendreon and Corvas and other financial information pertaining to Dendreon and Corvas, including Dendreon’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Dendreon’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the six months ended June 30, 2004.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2003

(in thousands, except per share data)

	Dendreon	Corvas	Pro forma Adjustments	Footnote Reference	Pro forma Combined
Revenue	$27,041	$71			$27,112

Operating expenses:
Research and development	37,438	10,607	193	(1)	48,238
Acquired in-process research and development	2,762	—	(2,762)	(2)	—
General and administrative	13,808	4,991	87	(1)	18,886
Marketing	598	—	—		598

Total operating expenses	54,606	15,598	(2,482)		67,722

Income (loss) from operations	(27,565)	(15,527)	2,482		(40,610)
Interest income net:
Interest income	1,271	1,054	—		2,325
Interest expense	(438)	136	—		(302)

Interest income, net	833	1,190	—		2,023

Loss before income taxes	(26,732)	(14,337)	2,482		(38,587)
Foreign income tax expense	1,761	—	—		1,761

Net loss	$(28,493)	$(14,337)	$2,482		$(40,348)

Basic and diluted net loss per share					$(0.96)

Shares used in computation of basic and diluted net loss per share				(3)	41,956

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

Note 1 Description of Combination and Purchase Price

The unaudited pro forma condensed combined statement of operations reflects the conversion of all the outstanding shares of Corvas common stock into 12,436,780 shares of Dendreon common stock pursuant to the combination. The calculation of the number of shares is based on outstanding shares of Corvas common stock of approximately 27,638,000 as of July 30, 2003, multiplied by the fixed exchange ratio of 0.45. Based on outstanding options as of July 30, 2003, we assumed options for approximately 3,389,000 shares of Corvas common stock pursuant to the merger agreement and converted them into options to purchase approximately 1,525,000 shares of Dendreon common stock. The total cost of the combination was approximately $69.6 million, based on a fair value of Dendreon common stock of $5.06, the average price of Dendreon common stock during a seven-day period beginning three trading days before and ending three trading days after the public announcement of the proposed combination (February 20, 21, 24, 25, 26, 27 and 28, 2003).

We determined the fair value of the options issued based on Dendreon stock price of approximately $6.50 at July 30, 2003 using the Black-Scholes method with the following assumptions: an expected life ranging from one month to four years, risk free interest rate of 2.06%, volatility of 1.26 and no expected dividend. The expected life of one month is the period during which certain option holders whose service is expected to terminate upon the closing of the proposed combination may exercise their options under one of Corvas’ option plans. The four-year estimated life is based on historical Dendreon experience.

The acquisition is being accounted for under the purchase method of accounting. The following table summarizes the allocation of the purchase price to the assets acquired, liabilities assumed and other charges at the date of acquisition.

July 30, 2003 (in thousands)
Cash and cash equivalents	$3,334
Short- and long-term investments	76,283
Other current assets	1,906
Property, plant and equipment	2,143

Total assets acquired	83,666

Current liabilities	2,813
Accrued severance	2,181
Long term debts	12,352

Total liabilities assumed	17,346

Net assets acquired	66,320
Deferred stock compensation	511
In-process research and development	2,762

Total purchase price	$69,593

Note 1 Description of Combination and Purchase Price (continued)

Acquired In-process Research and Development. $2.8 million of the purchase price was allocated to IPR&D related to Corvas’ rNAPc2 cardiovascular product candidate that, as of the acquisition date, had not reached technological feasibility and had no alternative future use. Accordingly, $2.8 million was immediately expensed in the consolidated statement of operations for the year ended December 31, 2003. Any future adjustments to the fair values of the net assets and liabilities acquired will affect the allocation of the purchase price and may affect the IPR&D charge.

The estimated fair value of the rNAPc2 product candidate was determined based on the use of discounted cash flow analyses. Estimated after-tax cash flows were probability weighted to take into account the stage of completion and risks surrounding the successful development and commercialization of rNAPc2. These cash flows were then discounted to present value using a discount rate of 20%.

The major risks and uncertainties associated with the timely and successful completion of the development and commercialization of rNAPc2 consist of the ability to confirm the safety and efficacy of this product candidate based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of development and commercialization will materialize, as or when estimated. For these reasons, among others, actual results may vary significantly from the estimated results.

Note 2 Pro Forma Adjustments

The following are pro forma adjustments included in this unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003:

(1) Adjustment to record the amortization of deferred stock compensation expense related to Corvas’ unvested stock options assumed by Dendreon. The estimate is based on an estimated four-year life using the graded vesting method.

(2) Adjustment to eliminate the in-process research and development expense related to Corvas’ rNAPc2 cardiovascular product candidate that, as of the acquisition date, had not reached technological feasibility and had no alternative future use.

(3) We prepared the pro forma combined share and net loss per share data using the fixed exchange ration of 0.45 of a share of Dendreon common stock for each share of Corvas common stock and the issuance of 12,436,780 shares of Dendreon common stock on January 1, 2003 for the year ended December 31, 2003. We excluded the impact of outstanding stock options and convertible debt from the calculation of diluted net loss per share as the effect would be anti-dilutive.